Exhibit 99.1

Intelligent Protection Management Corp. Appoints Barry Sloane and Sidney Rabsatt to Board of Directors

Repositions Board After Closing its Transformational Acquisition

Jericho, NY – January 8, 2025 (GLOBE NEWSWIRE) -- via NewMediaWire -- Intelligent Protection Management Corp. (“IPM,” the “Company,” “we,” “our” or “us”) (Nasdaq: IPM), a managed technology solutions provider focused on cybersecurity and cloud infrastructure, today announced that Barry Sloane and Sidney Rabsatt were appointed to the board of directors of the Company, effective January 7, 2025.

Jason Katz, Chairman and CEO of IPM, commented, “We are thrilled to have Barry and Sidney join our board of directors at this time, as we embark on our new journey as a managed technology solutions provider. We recently closed on our transformational acquisition of Newtek Technology Solutions, Inc. and look forward to re-energizing the business with both organic and acquisitive growth. We are excited to have Barry join the board, as he has intimate knowledge of the acquired business and vast experience in the public markets, having led NewtekOne, Inc. as Chairman and Chief Executive Officer since 1999. We are also very excited to welcome Sidney, as he has nearly 30 years of experience in technology and over 15 years driving product vision, strategy, and execution in high-profile technology companies and roles.”

Barry Sloane, incoming director, stated, “I believe IPM has a great opportunity to focus on growing this technology service producer business, and I’m pleased to work with Jason and the board of directors.”

Sidney Rabsatt, incoming director, stated, “I look forward to working with the team at IPM, and I believe my technology expertise will bring a unique perspective that will contribute positively to the team. The cybersecurity and cloud infrastructure sectors are ripe for growth both organically and through potential accretive acquisitions in the future. The current marketplace for managing business IT security and managed technology solutions has never been better.”

Barry Sloane has served as NewtekOne, Inc.’s Chairman and Chief Executive Officer since 1999, as its President since 2008 and Chairman and Chief Executive Officer of its bank subsidiary, Newtek Bank, N.A., since January 2023. Mr. Sloane founded NewtekOne, Inc. in 1998 and is an executive officer of each of its subsidiaries. From September 1993 through July 1995, Mr. Sloane was a Managing Director of Smith Barney, Inc., where he directed the Commercial and Residential Real Estate Securitization Unit, and was national sales manager for institutional mortgage and asset backed securities sales. From April 1991 through September 1993, Mr. Sloane was founder and President of Aegis Capital Markets, a consumer loan origination and securitization business which was eventually taken public with the name of “Aegis Consumer Funding.” From October 1988 through March 1991, Mr. Sloane was Senior Vice President of Donaldson, Lufkin and Jenrette, where he was responsible for directing sales of mortgage-backed securities. From August 1982 to September 1988, Mr. Sloane was a senior mortgage security salesman and trader for Bear Stearns, L.F. Rothschild, E.F. Hutton and Paine Webber.

Sidney Rabsatt is a seasoned executive with nearly 30 years of experience in technology and over 15 years driving product vision, strategy, and execution in high-profile technology companies and roles. He currently serves as Chief Product Officer at MindsDB, an artificial intelligence company focused on surfacing the knowledge in Enterprise data to power AI apps and agents, where he is responsible for creating and driving product vision and strategy. Previously, Mr. Rabsatt served as Head of Product at Anyscale from April 2023 to January 2024, and as Director of Product Management for Cloud Application & Content Delivery and Media & Entertainment at Google from June 2021 to March 2023. Mr. Rabsatt was Vice President of Product Management for Modern Applications and APIs at F5 Networks from May 2019 to May 2021, and Vice President of Product Management at NGINX from November 2017 to May 2019. He received his B.S. in Computer Engineering from the Georgia Institute of Technology and his MBA from Baruch College. Mr. Rabsatt has a proven track record of success in leading product teams and delivering innovative solutions in several areas, including AI/ML and Cloud Infrastructure, Modern App/Cloud Infrastructure, Enterprise Networking, Observability/AIOps, and Streaming Media & Gaming.

ABOUT INTELLIGENT MANAGEMENT PROTECTION CORP. (Nasdaq: IPM)

Intelligent Management Protection Corp. (“IPM”) is a managed technology solutions provider focused on cybersecurity and cloud infrastructure. IPM provides dedicated server hosting, cloud hosting, data storage, managed security, backup and disaster recovery, and other related services, including consulting and implementing technology solutions for enterprise and commercial clients across the United States. Our other products include ManyCam. The Company has an over 20-year history of technology innovation and holds 8 patents. For more information, please visit:

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FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Such forward-looking statements include, but are not limited to, statements concerning such things as the Company’s plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “aim,” “anticipates,” “believes,” “building,” “continue,” “could,” “drive,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “position,” “probable,” “progressing,” “projects,” “prudent,” “seeks,” “should,” “steady,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: general business and economic conditions globally; industry trends; competition; changes in government and other regulation; changes in political and economic stability; disruptions in business operations due to reorganization activities; interest rate and currency fluctuations; the inability of the Company to realize successfully any anticipated synergy benefits of its acquisition of Newtek Technology Solutions, Inc.; the inability of the Company to integrate successfully the operations of Newtek Technology Solutions, Inc.; fluctuations and volatility in the Company’s stock price; the ability of the Company to successfully execute strategic plans; the ability of the Company to maintain customer and partner relationships; and the timing and market acceptance of new service offerings. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

Investor Contacts:

IR@ipm.com

ClearThink

nyc@clearthink.capital

917-658-7878